--------------------------
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*


                                 Link Energy LLC
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Limited Liability Company Units
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    535763106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 Mark C. Wehrly
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                         San Francisco, California 94111
                                 (415) 421-2132
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                February 6, 2004
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 13d-1(f) or 240.13d-1(g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               Page 1 of 25 Pages

                                       13D
===================
CUSIP No. 535763106
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Offshore Special Holdings LLC
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                    (a) [   ]
                                                    (b) [ X ]**

                  ** The reporting persons making this filing hold an aggregate of 2,778,698 Units, which is 21.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                        [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
------------====================================================================
                            7        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              8        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      1,398,317
                       --------------===========================================
         EACH               9        SOLE DISPOSITIVE POWER

       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                            10       SHARED DISPOSITIVE POWER

                                     1,398,317
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,398,317
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                        [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            10.6 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================

                               Page 2 of 25 Pages

                                       13D
===================
CUSIP No. 535763106
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Institutional Special Holdings LLC
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                    (a) [   ]
                                                    (b) [ X ]**

                  ** The reporting persons making this filing hold an aggregate of 2,778,698 Units, which is 21.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                        [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
------------====================================================================
                            7        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              8        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      762,784
                       --------------===========================================
         EACH               9        SOLE DISPOSITIVE POWER

       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                            10       SHARED DISPOSITIVE POWER

                                     762,784
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            762,784
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                        [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            5.8 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================

                               Page 3 of 25 Pages

                                       13D
===================
CUSIP No. 535763106
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Management, L.L.C.
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                    (a) [   ]
                                                    (b) [ X ]**

                  ** The reporting persons making this filing hold an aggregate of 2,778,698 Units, which is 21.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                        [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
------------====================================================================
                            7        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              8        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      2,161,101
                       --------------===========================================
         EACH               9        SOLE DISPOSITIVE POWER

       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                            10       SHARED DISPOSITIVE POWER

                                     2,161,101
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,161,101
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                        [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            16.4 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IA, OO
------------====================================================================

                               Page 4 of 25 Pages

                                       13D
===================
CUSIP No. 535763106
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Partners, L.P.
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                    (a) [   ]
                                                    (b) [ X ]**

                  ** The reporting persons making this filing hold an aggregate of 2,778,698 Units, which is 21.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                        [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            California
------------====================================================================
                            7        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              8        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      589,101
                       --------------===========================================
         EACH               9        SOLE DISPOSITIVE POWER

       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                            10       SHARED DISPOSITIVE POWER

                                     589,101
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            589,101
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                        [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            4.5 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================

                               Page 5 of 25 Pages

                                       13D
===================
CUSIP No. 535763106
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Tinicum Partners, L.P.
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                    (a) [   ]
                                                    (b) [ X ]**

                  ** The reporting persons making this filing hold an aggregate of 2,778,698 Units, which is 21.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                        [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            New York
------------====================================================================
                            7        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              8        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      28,496
                       --------------===========================================
         EACH               9        SOLE DISPOSITIVE POWER

       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                            10       SHARED DISPOSITIVE POWER

                                     28,496
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            28,496
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                        [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.2 %
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)

            PN
------------====================================================================

                               Page 6 of 25 Pages

                                       13D
===================
CUSIP No. 535763106
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Partners, L.L.C.
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                    (a) [   ]
                                                    (b) [ X ]**

                  ** The reporting persons making this filing hold an aggregate of 2,778,698 Units, which is 21.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                        [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
------------====================================================================
                            7        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              8        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      617,597
                       --------------===========================================
         EACH               9        SOLE DISPOSITIVE POWER

       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                            10       SHARED DISPOSITIVE POWER

                                     617,597
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            617,597
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                        [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            4.7 %
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)

            OO
------------====================================================================

                               Page 7 of 25 Pages

                                       13D
===================
CUSIP No. 535763106
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            David I. Cohen
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                    (a) [   ]
                                                    (b) [ X ]**

                  ** The reporting persons making this filing hold an aggregate of 2,778,698 Units, which is 21.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                        [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                            7        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              8        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      2,778,698
                       --------------===========================================
         EACH               9        SOLE DISPOSITIVE POWER

       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                            10       SHARED DISPOSITIVE POWER

                                     2,778,698
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,778,698
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                        [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            21.1 %
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                               Page 8 of 25 Pages

                                       13D
===================
CUSIP No. 535763106
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Chun R. Ding
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                    (a) [   ]
                                                    (b) [ X ]**

                  ** The reporting persons making this filing hold an aggregate of 2,778,698 Units, which is 21.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                        [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                            7        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              8        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      2,778,698
                       --------------===========================================
         EACH               9        SOLE DISPOSITIVE POWER

       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                            10       SHARED DISPOSITIVE POWER

                                     2,778,698
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,778,698
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                        [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            21.1 %
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                               Page 9 of 25 Pages

                                       13D
===================
CUSIP No. 535763106
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Joseph F. Downes
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                    (a) [   ]
                                                    (b) [ X ]**

                  ** The reporting persons making this filing hold an aggregate of 2,778,698 Units, which is 21.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                        [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                            7        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              8        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      2,778,698
                       --------------===========================================
         EACH               9        SOLE DISPOSITIVE POWER

       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                            10       SHARED DISPOSITIVE POWER

                                     2,778,698
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,778,698
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                        [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            21.1 %
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                               Page 10 of 25 Pages

                                       13D
===================
CUSIP No. 535763106
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Duhamel
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                    (a) [   ]
                                                    (b) [ X ]**

                  ** The reporting persons making this filing hold an aggregate of 2,778,698 Units, which is 21.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                        [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                            7        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              8        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      2,778,698
                       --------------===========================================
         EACH               9        SOLE DISPOSITIVE POWER

       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                            10       SHARED DISPOSITIVE POWER

                                     2,778,698
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,778,698
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                        [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            21.1 %
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                               Page 11 of 25 Pages

                                       13D
===================
CUSIP No. 535763106
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Charles E. Ellwein
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                    (a) [   ]
                                                    (b) [ X ]**

                  ** The reporting persons making this filing hold an aggregate of 2,778,698 Units, which is 21.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                        [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                            7        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              8        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      2,778,698
                       --------------===========================================
         EACH               9        SOLE DISPOSITIVE POWER

       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                            10       SHARED DISPOSITIVE POWER

                                     2,778,698
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,778,698
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                        [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            21.1 %
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                               Page 12 of 25 Pages

                                       13D
===================
CUSIP No. 535763106
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Richard B. Fried
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                    (a) [   ]
                                                    (b) [ X ]**

                  ** The reporting persons making this filing hold an aggregate of 2,778,698 Units, which is 21.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                        [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                            7        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              8        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      2,778,698
                       --------------===========================================
         EACH               9        SOLE DISPOSITIVE POWER

       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                            10       SHARED DISPOSITIVE POWER

                                     2,778,698
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,778,698
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                        [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            21.1 %
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                               Page 13 of 25 Pages

                                       13D
===================
CUSIP No. 535763106
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Monica R. Landry
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                    (a) [   ]
                                                    (b) [ X ]**

                  ** The reporting persons making this filing hold an aggregate of 2,778,698 Units, which is 21.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                        [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                            7        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              8        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      2,778,698
                       --------------===========================================
         EACH               9        SOLE DISPOSITIVE POWER

       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                            10       SHARED DISPOSITIVE POWER

                                     2,778,698
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,778,698
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                        [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            21.1 %
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                               Page 14 of 25 Pages

                                       13D
===================
CUSIP No. 535763106
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Mellin
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                    (a) [   ]
                                                    (b) [ X ]**

                  ** The reporting persons making this filing hold an aggregate of 2,778,698 Units, which is 21.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                        [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                            7        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              8        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      2,778,698
                       --------------===========================================
         EACH               9        SOLE DISPOSITIVE POWER

       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                            10       SHARED DISPOSITIVE POWER

                                     2,778,698
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,778,698
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                        [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            21.1 %
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                               Page 15 of 25 Pages

                                       13D
===================
CUSIP No. 535763106
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Stephen L. Millham
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                    (a) [   ]
                                                    (b) [ X ]**

                  ** The reporting persons making this filing hold an aggregate of 2,778,698 Units, which is 21.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                        [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                            7        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              8        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      2,778,698
                       --------------===========================================
         EACH               9        SOLE DISPOSITIVE POWER

       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                            10       SHARED DISPOSITIVE POWER

                                     2,778,698
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,778,698
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                        [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            21.1 %
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                               Page 16 of 25 Pages

                                       13D
===================
CUSIP No. 535763106
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Rajiv A. Patel
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                    (a) [   ]
                                                    (b) [ X ]**

                  ** The reporting persons making this filing hold an aggregate of 2,778,698 Units, which is 21.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                        [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                            7        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              8        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      2,778,698
                       --------------===========================================
         EACH               9        SOLE DISPOSITIVE POWER

       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                            10       SHARED DISPOSITIVE POWER

                                     2,778,698
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,778,698
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                        [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            21.1 %
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                               Page 17 of 25 Pages

                                       13D
===================
CUSIP No. 535763106
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Derek C. Schrier
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                    (a) [   ]
                                                    (b) [ X ]**

                  ** The reporting persons making this filing hold an aggregate of 2,778,698 Units, which is 21.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                        [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                            7        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              8        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      2,778,698
                       --------------===========================================
         EACH               9        SOLE DISPOSITIVE POWER

       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                            10       SHARED DISPOSITIVE POWER

                                     2,778,698
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,778,698
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                        [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            21.1 %
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                               Page 18 of 25 Pages

                                       13D
===================
CUSIP No. 535763106
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Thomas F. Steyer
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                    (a) [   ]
                                                    (b) [ X ]**

                  ** The reporting persons making this filing hold an aggregate of 2,778,698 Units, which is 21.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                        [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                            7        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              8        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      2,778,698
                       --------------===========================================
         EACH               9        SOLE DISPOSITIVE POWER

       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                            10       SHARED DISPOSITIVE POWER

                                     2,778,698
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,778,698
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                        [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            21.1 %
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                               Page 19 of 25 Pages

                                       13D
===================
CUSIP No. 535763106
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Mark C. Wehrly
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                    (a) [   ]
                                                    (b) [ X ]**

                  ** The reporting persons making this filing hold an aggregate of 2,778,698 Units, which is 21.1% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY


------------====================================================================
    4       SOURCE OF FUNDS (See Instructions)

            N/A
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                        [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                            7        SOLE VOTING POWER

       NUMBER OF                     -0-
                       --------------===========================================
        SHARES              8        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      2,778,698
                       --------------===========================================
         EACH               9        SOLE DISPOSITIVE POWER

       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                            10       SHARED DISPOSITIVE POWER

                                     2,778,698
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,778,698
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                        [   ]
------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            21.1 %
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                              Page 20 of 25 Pages

         This  Amendment  No. 3 to Schedule  13D (this  "Amendment")  amends the
Schedule 13D initially filed on September 8, 2003 (collectively, with all amendments thereto, the "Schedule 13D").

Item 5.  Interest In Securities Of The Issuer
------   ------------------------------------

         Item 5 of the Schedule 13D is amended and restated in its entirety as follows:

         (a)      The LLCs
                  --------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each LLC is incorporated herein by reference for each such LLC. The percentage amount set forth in Row 13 for all cover pages filed herewith hereto is calculated based upon the 13,172,889 Units outstanding as of December 31, 2003 as reported by the Company in its Schedule 14C dated February 2004 filed with the Securities and Exchange Commission on February 6, 2004.


                  (c) There have been no transactions in the Units since the filing of the prior Schedule 13D.


                  (d) The Management Company has the power to direct the affairs of the LLCs, including the disposition of the proceeds of the sale of the Units. The Individual Reporting Persons are managing members of the Management Company.

                  (e)      Not applicable.

         (b)      The Management Company
                  ----------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Management Company is incorporated herein by reference.

                  (c)      None.

                  (d) The Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units held by the LLCs. The Individual Reporting Persons are managing members of the Management Company.

                  (e)      Not applicable.

                              Page 21 of 25 Pages

         (a)      The Partnerships
                  ----------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Partnership is incorporated herein by reference for each such Partnership.

                  (c) There have been no transactions in the Units since the filing of the prior Schedule 13D.

                  (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units. The Individual Reporting Persons are managing members of the General Partner.

                  (e)      Not applicable.

         (c)      The General Partner
                  -------------------

                  (a),(b)  The information set forth in Rows 7 through 13 of the
                           cover  page  hereto  for  the   General   Partner  is
                           incorporated herein by reference.

                  (c)      None.

                  (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units. The Individual Reporting Persons are managing members of the General Partner.

                  (e)      Not applicable.

         (d)      The Individual Reporting Persons
                  --------------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Individual Reporting Person is incorporated herein by reference for each such Individual Reporting Person.

                  (c)      None.

                              Page 22 of 25 Pages

                  (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units. The Management Company has the power to direct the affairs of the LLCs, including the disposition of the proceeds of the sale of the Units held by the LLCs. The Individual Reporting Persons are managing members of the General Partner. The Individual Reporting Persons are managing members of the Management Company.

                  (e)      Not applicable.

         The Units reported hereby for the LLCs are owned directly by the LLCs and those reported hereby for the Partnerships are owned directly by the Partnerships. The Management Company, as managing member to the LLCs, may be deemed to be the beneficial owner of all such Units owned by the LLCs. The General Partner, as general partner to the Partnerships, may be deemed to be the beneficial owner of all such Units owned by the Partnerships. The Individual Reporting Persons, as managing members of both the General Partner and the Management Company, may each be deemed to be the beneficial owner of all such Units held by the LLCs and the Partnerships. Each of the Management Company, the General Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Units.

                              Page 23 of 25 Pages

                                   SIGNATURES
                                   ----------

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  February 17, 2004


                     /s/ Monica R. Landry
                     ----------------------------------------
                     FARALLON CAPITAL MANAGEMENT, L.L.C.,
                     On its own behalf and as Management Company of FARALLON OFFSHORE SPECIAL HOLDINGS LLC,
                     FARALLON INSTITUTIONAL SPECIAL HOLDINGS LLC
                     By Monica R. Landry,
                     Managing Member


                     /s/ Monica R. Landry
                     ----------------------------------------
                     FARALLON PARTNERS, L.L.C.,
                     on its own behalf and as General Partner of
                     FARALLON CAPITAL PARTNERS, L.P.,
                     And TINICUM PARTNERS, L.P.
                     By Monica R. Landry,
                     Managing Member


                     /s/ Monica R. Landry
                     ----------------------------------------
                     Monica R. Landry, individually and as attorney-in-fact
                     for each of David I. Cohen, Chun R. Ding, Joseph F. Downes, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, William F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly.

         The Powers of Attorney, each executed by David I. Cohen, Joseph F. Downes, William F. Duhamel, Richard B. Fried, William F. Mellin, Stephen L. Millham, Thomas F. Steyer and Mark C. Wehrly authorizing Monica R. Landry to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 2 to the Schedule 13D filed with the Securities and Exchange Commission on July 16, 2003, by such Reporting Persons with respect to the Common Stock of New World Restaurant Group, Inc., are hereby incorporated by reference. The Powers of Attorney executed by each of Chun R. Ding and Derek C. Schrier authorizing Monica R. Landry to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2003, by such Reporting Person with respect to the Common Stock of Salix Pharmaceuticals, Ltd., is hereby incorporated by reference. The Powers of Attorney executed by each of Charles E. Ellwein and Rajiv A. Patel authorizing Monica R. Landry to sign and file this

                              Page 24 of 25 Pages

Schedule 13D on his behalf, which was filed with Amendment No. 4 to the Schedule 13G filed with the Securities and Exchange Commission on January 8, 2004 by such Reporting Person with respect to the Common Stock of Catalytica Energy Systems, Inc., is hereby incorporated by reference.


                              Page 25 of 25 Pages